                                                                  EXHIBIT 10.120

                            WATCH SUPPLIER AGREEMENT

             This Agreement is made this 30th day of October 1995 by and among Tiffany and Company, a New York corporation with its executive offices and a principal place of business at 727 Fifth Avenue, New York, New York 10022 U.S.A. and Tiffany & Co. Watch Center S.A., incorporated in the Canton of Vaud, Switzerland, with its offices and principal place of business at 1133 Lussy-sur-Morges, Switzerland (both companies being hereinafter collectively referred to as Tiffany) and TWF SA (formerly known as Tiffany & Co. Watch Factory S.A.), incorporated in the Canton of Vaud, Switzerland, with its offices and principal place of business at 1133 Lussy-sur-Morges, Switzerland and T Watch & Co. S.A., with its offices and principal place of business at 1133 Lussy-sur-Morges, Switzerland.

             Whereas, this same day Tiffany & Co. International, a subsidiary of Tiffany & Co., is selling the entire share capital of TWF SA to T Watch & Co. SA; and

             Whereas, TWF SA and T Watch & Co. SA are willing, immediately after the signing of this agreement, to have T Watch & Co. SA merge with TWF SA which will cease to exist (both companies being hereafter collectively referred to as "Vendor"); and

             Whereas, Tiffany is the owner of the Trademarks, as defined below, and wishes to establish Vendor as the principal source of certain watches which Tiffany and its Affiliates will purchase from Vendor for sale under the Trademarks; and

             Whereas, Vendor wishes to manufacture certain watches to Tiffany's specifications and sell them to Tiffany and its Affiliates; and

             Whereas, Tiffany and Vendor wish to establish the terms and conditions upon which Vendor will manufacture and sell and Tiffany will purchase certain watches;

             Now Therefore, in consideration of the foregoing facts and objectives, and the mutual promises undertaken below, the parties agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

             For the purposes of this Agreement, the following capitalized words and phrases shall have the following meanings:

             "Adjusted Base Cost" means the Base Cost for each SKU adjusted effective as of the first day of each Fiscal Year (other than Fiscal Year 1996) by application of the



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             Inflation Index to the Adjusted Base Cost as of the end of the
             previous Fiscal Year as follows: prior Adjusted Base Cost x 1.X where X equals the Inflation Index. Throughout Fiscal Year 1996 the Adjusted Base Cost shall equal the Base Cost. Throughout any Fiscal Year in which a New Watch is first produced the Adjusted Base Cost shall equal the Base Cost of such New Watch.

             "Affiliate" means, with respect to either party to this Agreement, a business entity controlling, controlled by or under common control with such party, directly or indirectly, through ownership of stock or other equity ownership of more than fifty percent (50%).

             "Base Cost" means: for each SKU listed in SCHEDULE BC, the Base Cost listed therein; or for any New Watch, the Base Cost agreed by the parties by means of an amendment to SCHEDULE BC.

             "Case Family" means Watches which share the same case, movement and bracelet (where applicable), and differ only because of dial, bezel or strap treatments.

             "Casing Cost" means the Casing Cost indicated in SCHEDULE BC for an SKU listed therein or the Casing Cost indicated in SCHEDULE BC for the listed SKU most comparable to the Watch under consideration.

             "Classic Watches" mean watches produced by Vendor prior to the date of this Agreement but not included in the Design Families.

             "Closing Date" means October 30, 1995, the date of this Agreement and the effective date of the sale by Tiffany & Co. International of its voting shares in Vendor to T Watch & Co. SA.

             "Component Cost" means the cost of the components of a Watch established to Tiffany's reasonable satisfaction by means of Vendor's established component costs and/or competitive bids, but exclusive of Precious Materials costs.

             "Delivered Watches" means Watches remaining in the custody of Vendor following completion of Vendor's delivery obligations set forth in Section 3.2 below.

             "Design Defect" means a defect in the fundamental design of a Watch that manifests itself through repeated failures of the case, movement, bracelet or clasp that is not the result of a discrete material or manufacturing failure.

             "Design Families" mean Tiffany's ATLAS, TESORO, DIVERS, INTAGLIO, STREAMERICA, SIGNATURE II and ULTRA THIN series of Watches as indicated by "type" in Schedule BC.

             "Exclusive Watches" mean watches within the Design Families produced by

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             Vendor prior to the date of this Agreement, as well as all watches which may be subsequently added through an amendment to SCHEDULE BC and designated Exclusive.

             "Existing Components" mean Watch components owned by Vendor as of the Closing Date.

             "Existing Component Cost" means the costs per Existing Component shown in Schedule EC.

             "EX WORKS" shall have the meaning provided in Incoterms 1990 as published by the International Chamber of Commerce.

             "Fall Order" shall have the meaning indicated in Section 4.2 below.

             "Fiscal Year" means a 12-month period ending January 31. A Fiscal Year is referred to by the calendar year in which it commences, e.g. the Fiscal Year ending January 31, 1997 is referred to as Fiscal 1996.

             "Gemstones" mean diamonds, emeralds, rubies and sapphires meeting the quality and dimensional standards set forth in SCHEDULE GS.

             "Gemstone SKU" means a watch whose face, bezel or bracelet is decorated with one or more Gemstones.

             "Gold SKU" means a Watch constructed with a solid gold case or with a solid gold case and a solid gold bracelet. Gold SKUs do not include Watches with steel-and-gold cases or with steel-and-gold bracelets.

             "Inflation Index" means the change (expressed as a decimal fraction) in the Evolution comparee des indices des prix, as published by Chambre vaudoise du commerce et de l'industrie (Prix a la consommation (mai 1993 = 100)) from 1 January to 31 December of the calendar year ending immediately before the computation of Adjusted Base Costs.

             "Minimum Portion" means, with respect to the total number of Exclusive Watches (i) ordered by Tiffany or any of its Affiliates from any source (including from any other Affiliate of Tiffany) or
             (ii) produced by Tiffany directly, for, in either (i) or (ii), delivery within any Fiscal Year, the following percentages:

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
                  Fiscal Years:                      Fiscal Years:
                  -------------                      -------------
                  1996:    100%                      2002: 100%
                  1997:    100%                      2003: 75%
                  1998:    100%                      2004: 50%
                  1999:    100%                      2005: 25%
                  2000:    100%                      thereafter: nil
                  2001:    100%


             "New Watches" mean watches not produced by Vendor prior to the date of this Agreement.

             "Non-Exclusive Watches" mean Classic Watches and New Watches.

             "Parts" mean components and parts, including movements, faces, bezels, stems, bracelets and clasps for all Watches, including Watches produced prior to the date of this Agreement.

             "Precious Materials" mean Precious Metals and Gemstones.

             "Precious Materials Costs" means the cost of, or any costs associated with, Precious Materials, whether supplied by Tiffany to Vendor pursuant to Article V below or otherwise obtained.

             "Precious Metals" mean gold and platinum.

             "Retained Components" mean Watch components owned by Tiffany or one of its Affiliates as of the date of this Agreement and available for purchase by Vendor.

             "Retained Components Cost" means the cost per Retained Component shown in Schedule RC.

             "Required Insurance" means a policy or policies of property insurance covering Delivered Watches, Precious Materials and/or Retained Components in the hands of Vendor against all risks but excluding losses due to mysterious disappearance or employee pilferage, naming each of Vendor and Tiffany or Tiffany's Affiliate as insureds, as their respective interests may appear.

             "Share Purchase Note" means the Promissory Note dated the Closing Date issued by T Watch & Co. SA to Tiffany's Affiliate, Tiffany & Co. International Inc. for the original sum of SF 5'951'568.

             "Shrinkage" means Delivered Watches, Precious Materials and/or Retained Components missing at stocktaking, the loss of which is not recoverable under any

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             policy of Required Insurance actually maintained (or which would not have been recoverable under Required Insurance had the Required Insurance been maintained) other than Delivered Watches, Precious Materials and/or Retained Components missing.

             "SKU" means the stock keeping unit number assigned by Tiffany for each Watch.

             "Spring Order" shall have the meaning indicated in Section 4.2 below.

             "Tooling" means stamping tools, dies, jigs, molds, fixtures and other necessary tooling, as well as plans, specifications, designs, drawings, materials lists and patterns for Watches.

             "Trademarks" mean the trademarks TIFFANY, TIFFANY & CO., ATLAS, TESORO, DIVERS, INTAGLIO, STREAMERICA, SIGNATURE II and ULTRA THIN for watches, as well as any other designation used by Tiffany in marketing the Watches.

             "Transportation Services" means packing and addressing Watches for shipment to the distribution points of Tiffany and it's Affiliates throughout the world, including to non-Affiliated distributors and retailers; obtaining, on behalf of Tiffany, any export license and official authorizations necessary and carrying out all customs formalities for the exportation of Watches from Switzerland and, where necessary, for their transit through another country; arranging contracts of carriage and coordinating insurance coverage with the addressee and Tiffany; and receiving, unpacking and performing initial inspection of returns of Watches from such distribution points.

             "Valid Sample" means a statistically valid sample based on MIL STD 105-D AQL:105.

             "Vendor-Supplied Precious Materials" mean Precious Materials which are supplied by Vendor other than gold supplied by Vendor in connection with the construction of steel-and-gold watch cases and steel-and-gold watch bracelets.

             "Watches" mean Exclusive Watches and Non-Exclusive Watches produced by Vendor for Tiffany and/or its Affiliates.

                                   ARTICLE II
                TIFFANY TO PURCHASE ITS REQUIREMENTS FROM VENDOR

2.1 Tiffany agrees to purchase and Vendor agrees to sell Watches in accordance with the terms of this Agreement.

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

2.2 Subject to the conditions in this Agreement, Tiffany agrees that it will purchase the Minimum Portion of its requirements for Exclusive Watches from Vendor.

2.3 Vendor agrees that it will accept all purchase orders for Watches meeting the terms of this Agreement issued by Tiffany or its Affiliates.

2.4 Tiffany will not have any obligation to place orders for New Watches with Vendor, but may do so as provided in Article VII below.

2.5 Vendor may sell watches to persons other than Tiffany and its Affiliates, but Vendor agrees that it will not sell watches of the same design as, or substantially similar in design to, any Exclusive Watch, including all Exclusive Watches sold to Tiffany and/or its Affiliates prior to or after the date of this Agreement. Vendor further agrees that it will not sell watches of the same design as any Non-Exclusive Watch, including all Non-Exclusive Watches sold to Tiffany and/or its Affiliates prior to or after the date of this Agreement.

                                   ARTICLE III
                               PRICING AND PAYMENT

3.1 Unless otherwise expressly provided to the contrary in this Agreement, the price payable for all Watches shall be Adjusted Base Cost, plus (i) all taxes which must, under applicable law, be collected by Vendor on the sale of Watches to Tiffany or its Affiliates and the cost of all Vendor-Supplied Precious Materials.

3.2 All prices are EX WORKS Vendor's factory in Lussy-sur-Morges, Switzerland and the parties' obligations in terms of delivery and receipt shall be governed by Incoterms EX WORKS conditions.

             3.2.1 Notwithstanding any provisions to the contrary in INCOTERMS, Vendor shall, after delivery, hold all Delivered Watches for the benefit of Tiffany in a secure storage vault in Lussy-sur-Morges. This obligation shall be compensated Vendor as part of the Transportation Services.

             3.2.2 Tiffany shall maintain Required Insurance in respect of the Delivered Watches while they remain in Vendor's possession.

             3.2.3 In the event of any Shrinkage in respect of the Delivered Watches, Vendor will compensate Tiffany in the amount of the purchase price paid by Tiffany for such Delivered Watch.

             3.2.4 Tiffany through its agents and employees will be permitted access to Vendor's facility during regular business hours for the purpose of taking

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


                           physical inventories of Delivered Watches.

3.3 The price for all Watches purchased by Tiffany or its Affiliates from Vendor shall be paid in Swiss Francs.

3.4 Adjusted Base Costs shall be determined as of the time that Tiffany issues its purchase order and not as of the time of shipment.

3.5 The net amount due for all Watches purchased shall be payable thirty (30) days following delivery. In the event payment is not remitted within that time period, the unpaid balance will bear interest at the rate of four percent (4%) per annum until paid in full. Without prejudice to other remedies available to Vendor under applicable law or this Agreement, Vendor may, in the event that payment is nor remitted within the aforesaid time period, sell for Tiffany's account Precious Materials owned by Tiffany and within the possession of Vendor pursuant to this Agreement and offset such amounts due against the proceeds of such sale, provided however, that Vendor shall first give Tiffany written notice of its intention to make such a sale and provide Tiffany with at least five (5) days in which to satisfy such debts. In the event that amounts owing under prior purchase orders issued by Tiffany to Vendor are due and owing, Vendor shall be under no obligation to accept additional purchase orders from Tiffany until such amounts are paid in full.

3.6 If Tiffany or its Affiliate is both the holder of the Share Purchase Note and the issuer of a purchase order, Tiffany or such Affiliate, as the case may be, shall be entitled to offset amounts due and payable on the Share Purchase Note against amounts payable for Watches sold and delivered under this Agreement. Such offset shall be accomplished as follows: first against accrued interest, if any, and thereafter against the outstanding principal amount of the note.

3.7 Tiffany or its Affiliate, as the case may be, shall be entitled to offset amounts due under Section 9.5 below for the purchase by Vendor of Retained Components against amounts payable for Watches sold and delivered under this Agreement.

3.8 Tiffany or one of its Affiliates shall have the option, exercisable at any time by giving thirty (30) days prior written notice, to purchase all of Vendor's then remaining stock of Existing Components for the Existing Component Cost, delivery and terms of sale to be EX WORKS Vendor's factory in Lussy-sur-Morges, payment to be due on delivery. In support of this option, Vendor agrees that it will sell none of the Existing Components except to Tiffany or as directed by Tiffany.

                                   ARTICLE IV
                       ORDER QUANTITIES AND DELIVERY TIMES

4.1 Tiffany will not have any obligation to purchase Watches except to the extent that it has submitted its written purchase order and such order has been accepted by Vendor in writing.


4.2 Tiffany shall be entitled to place two purchase orders for Watches in each Fiscal Year, the "Spring Order" and the "Fall Order".

             4.2.1 The Spring Order must be submitted to Vendor on or before March 1 of each Fiscal Year and must meet the following requirements:

                           4.2.1.1 subject to the following limitation, delivery of the entire order quantity must be accomplished no later than January 31 of the Fiscal Year in which the order is submitted;

                           4.2.1.2 the order shall not require delivery of more than aggregate 3,500 units in any one month; and

                           4.2.1.3 subject to the foregoing limitation, the order may provide for interim delivery dates specific to any or all SKUs included in the order as follows:

                                            Delivery Date      % To Be Delivered
                                            -------------      -----------------
                                            September 1        20%
                                            October 1          30%
                                            November 1         30%
                                            December 1         10%
                                            January 1          10%

             4.2.2 The Fall Order must be submitted to Vendor on or before August 1 of each Fiscal Year and must meet the following requirements:

                           4.2.2.1 subject to the following limitation, delivery of the entire order quantity must be accomplished no later than September 1 of the Fiscal Year following that in which the order is submitted;

                           4.2.2.2 the order shall not require delivery of more than aggregate 3,500 units in any one month; and

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


                           4.2.2.3 subject to the foregoing limitation, the order may provide for interim delivery dates in the Fiscal Year following that in which the order is submitted specific to any or all SKUs included in the order as follows:

                                    Delivery Date    % To Be Delivered
                                    -------------    -----------------
                                    March 1                   20%
                                    April 1          20%
                                    May 1            20%
                                    June 1           20%
                                    July 1                    20%.


4.3 Tiffany shall include with both the Spring and Fall Orders a Delivery Schedule meeting the requirements of Section 4.2 above.

4.4 When a Spring Order is properly submitted by Tiffany, Vendor must accept it in writing and confirm the Delivery Schedule in writing on or before the March 27 immediately following submission of the Spring Order. When a Fall Order is properly submitted by Tiffany, Vendor must accept it in writing and confirm the Delivery Schedule in writing on or before the August 21 immediately following submission of the Fall Order.

4.5 If Vendor fails or refuses to accept a proper order for Watches as provided in Section 4.4 above, Vendor shall be in default of its obligations under this Agreement and Tiffany may, without waiving any of its rights and remedies under this Agreement or under applicable law, avoid the limitations of Section 2.2 above in order to fulfill its requirements for Exclusive Watches.

4.6 If Tiffany elects to submit purchase orders that fail to comply with the requirements of Section 4.2 above, Vendor may elect whether or not it will accept such orders; however, if Vendor elects to accept such non-complying orders, such orders shall be subject to the terms of this Agreement and enforceable in accordance with the delivery schedules agreed by the parties at the time of order issuance and acceptance.

4.7 Subject to the provisions of Section 4.8 below, time shall be of the essence of Vendor's delivery obligations and if Vendor fails to meet its delivery obligations with respect to a confirmed purchase order by more than nine calendar days Tiffany shall have the right, at its written election, to defer delivery of the late portion of the purchase order for a period in excess of three months but not more than six months, or to accept late delivery within a period of three months and reduce the purchase price of the late portion as follows:

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

             Number of Days Late       % Price Reduced
             -------------------       ---------------
             10 to 30 days                      5%
             31 to 60 days                      10%
             Over 60 days                       15%.

             If Tiffany has made such an election, and Vendor fails to make delivery of the late portion of the purchase order in question by the deferred delivery date or within the three month period, as the case may be, Tiffany shall have the right, at its written election, to cancel the undelivered portion of the purchase order.

4.8 Notwithstanding Section 4.7 above, Vendor shall not be responsible for delays in deliveries if such delay arises out of any cause or event beyond its reasonable control and without its fault or negligence including, but not limited to labor disputes, wars, flood, fire, tooling failure or other Acts of God; however, no delay resulting from the failure of Vendor's suppliers to make timely delivery of parts or components shall be excusable unless such delay arises out of a cause or event beyond the reasonable control of and without the fault or negligence of both Vendor and the intended supplier of such part or component.

4.9 Unless excused by Section 4.8 above, if, with respect to either a Spring Order or a Fall Order, Vendor fails to deliver at least 90% of the Watches ordered on or before the confirmed delivery dates, Tiffany may, on written notice, terminate its obligations under
             Section 2.2 above without affecting the balance of the obligations under this Agreement.

4.10 In the event the total number of Watches within any Case Family included with a Spring or Fall Order fails to meet or exceed the following minimum quantities per order per Case Family, then Vendor may be entitled to a price in excess of Adjusted Base Cost as hereinafter described:

             Type of Watch Case          Minimum Order Quantity
             ------------------          ----------------------
             Silver                      1,000 per Case Family
             Steel/Steel and Gold        500 per Case Family
             All Gold                    150 per Case Family.

             In the event the foregoing minimums are not ordered, Vendor may elect (i) to accept the purchase order at Adjusted Base Cost or
             (ii) to negotiate a special, one-order-only price for the SKUs in the below-minimum Case Family.

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

4.11 In all correspondence, invoices, bills of lading, packing lists, purchase orders and purchase acknowledgements, Watches shall be referred to by their SKUs.

4.12 In the event that Tiffany wishes to place purchase orders for Watches other than the Spring Order or the Fall Order, Vendor shall not be obligated to accept such orders but may accept such order subject to the terms of this Agreement.

                                    ARTICLE V
                               PRECIOUS MATERIALS

5.1 For all Gold SKUs ordered Tiffany shall, at its own cost and expense, provide Vendor with Precious Metals to be used in the construction of the watch cases and watch bracelets.

5.2 For all Gold SKUs, the quantity of gold supplied by Tiffany for each Watch ordered shall be 106.38% of the gram weight of gold to be returned to Tiffany in the form of a finished case or bracelet when the Watch in question is delivered for sale.

5.3 For Gold SKUs included in the Spring Order the necessary quantities of Precious Metals shall be placed at Vendor's disposal by Tiffany on or before May 1 of the Fiscal Year in which the Spring Order is placed.

5.4 For Gold SKUs included in the Fall Order the necessary quantities of Precious Metals shall be placed at Vendor's disposal by Tiffany on or before October 15 of the Fiscal Year in which the Fall Order is placed.

5.5 For all Gemstone SKUs ordered Tiffany shall, at its own cost and expense, provide Vendor with Gemstones to be used in the decoration of the Watches unless Tiffany shall provide written notice Vendor to the contrary at least thirty (30) days prior to Tiffany's issuance of the purchase order for the Gemstone SKU. If Tiffany provides such notice, Vendor shall, within fifteen (15) days of receipt of such notice, provide Tiffany with a written quote for a new Adjusted Base Price for the Gemstone SKU in question and such price shall be the Adjusted Base Price applicable to that order for that Gemstone SKU.

5.6 For Gemstone SKUs included in the Spring Order the necessary quantities of Gemstones shall be placed at Vendor's disposal by Tiffany on or before June 1 of the Fiscal Year in which the Spring Order is placed.

5.7 For Gemstone SKUs included in the Fall Order the necessary quantities of Gemstones shall be placed at Vendor's disposal by Tiffany on or before December

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



             1 of the Fiscal Year in which the Fall Order is placed.

5.8 Once Precious Materials have been placed at the disposal of Vendor, Vendor shall bear all risks associated with the custody of such Precious Materials, and shall indemnify and hold Tiffany harmless from any losses incurred from any cause whatsoever from the time such Precious Materials have been placed at Vendor's disposal until such time as such Precious Materials are returned to the custody of Tiffany or their rightful owner, either through the return of Precious Materials in raw materials form or by the delivery of finished product as provided above.

5.9 In performance of its obligations under this Article V, Tiffany may elect to deliver Precious Materials owned by Tiffany or one of its Affiliates or to arrange for the delivery of Precious Materials owned by a third party. Vendor agrees to take such further steps and execute and file such necessary documents and make such necessary notifications so as to secure such rightful owner's title to such Precious Materials against the interests of the other creditors of Vendor.

5.10 Vendor agrees to procure and maintain property insurance covering the value of Precious Materials placed at Vendor's disposal and naming Tiffany or such third-party owners as additional insureds as their interests may appear and to provide Tiffany with reasonably satisfactory evidence of such insurance whenever requested.

5.11 Tiffany through its agents will be permitted access to Vendor's facility during regular business hours for the purpose of taking physical inventories of Precious Materials placed by Tiffany at the disposal of Vendor.

                                   ARTICLE VI
                         WARRANTIES, QUALITY AND TOOLING

6.1 Unless otherwise provided in Schedule SP or Schedule QC, Vendor shall continue to produce Watches to the specifications and quality control standards previously adhered to between Vendor and Tiffany's Affiliates.

             6.1.1 Vendor agrees that it will, on or before November 15, 1995, provide Tiffany with detailed and accurate specification sheets for all Watches manufactured by Vendor to the date of this Agreement.

6.2 Vendor warrants that all Watches delivered by Vendor to Tiffany shall remain free of defects in materials and workmanship for a period equal to the lesser of (a) one year following delivery to the ultimate retail customer for the Watch or (b) two

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

             years following delivery of the Watch to Tiffany. Not included in this warranty are watch crystals, batteries, plated buckles and leather straps. At Tiffany's election, Vendor shall either (i) repair or replace any defective watch subject to the foregoing warranty which is returned to Vendor at Vendor's facility in Lussy-sur-Morges or (ii) provide replacement parts to Tiffany free of charge and reimburse Tiffany for the cost of completing the repair itself or causing the repair to be done by a third-party repair service. Notwithstanding the foregoing, Vendor shall not be responsible under this warranty for the cost of repairs or replacement parts with respect to damage caused by poor workmanship by Tiffany or by any third party performing watch service or repair. Tiffany shall bear the cost of returning watches to Vendor's facility for warranty repairs and Vendor shall bear the cost of returning the repaired or replacement watch to Tiffany or Tiffany's Affiliate, as the case may be.

6.3 Tiffany may, at its own cost and expense, select Watches delivered or to be delivered pursuant to any purchase order and cause them to be tested applying one or more of the tests listed in SCHEDULE QC. Such selection must occur in Lussy-sur-Morges but may occur either before or after the Watches have been delivered to Tiffany or its Affiliate and Vendor agrees to provide Tiffany's personnel or agents access to its facility for the purpose of making a selection of Watches to be tested. In the event that a Valid Sample tested before shipment fail to meet one or more of the Functional standards set forth in SCHEDULE QC, Tiffany shall have the right to reject the lot, or to delay shipment and require Vendor, at Vendor's own cost and expense, to conduct such further testing and/or make such repairs or modifications as shall be necessary to assure conformance to the applicable standards. In the event that any Watch tested before shipment fails to meet one or more of the Aesthetic or Specificative Standards set forth in Schedule QC, Tiffany shall have the right to delay shipment of the lot and require Vendor, at Vendor's own cost and expense, to conduct such further testing and/or make such repairs or modifications as shall be necessary to assure conformance to the applicable standards. Such delay in shipment shall be without prejudice to Tiffany's rights under Sections 4.7 and 4.9 above. No testing or failure to test any Watch or lot of Watches at Vendor's facility shall prejudice Tiffany's right to reject non-conforming goods on delivery or as otherwise provided under applicable law, provided that no watch may be rejected for handling scratches except before shipment from Lussy-sur-Morges.

             6.3.1 As Watches are approved for shipping within Vendor's facility, they will be stamped or labeled by Tiffany's agent in such a way as to distinguish them uninspected or rejected Watches.

             6.3.2 While awaiting inspection results, Watches in the lot from which samples were taken will be physically segregated or labeled by Vendor in such a way as to distinguish them from uninspected or approved

                           Watches.

             6.3.3 Vendor shall give Tiffany sufficient advance notice of all shipments to allow the testing provided for above.

             6.3.4 All references to "lot" above mean a shipment of watches having the same SKU.

6.4 Vendor acknowledges that all Tooling for Watches produced for Tiffany or its Affiliates prior to or after the date of this Agreement is for the exclusive benefit of Tiffany or its Affiliates, will be maintained throughout the term of this Agreement for the exclusive benefit of Tiffany or its Affiliates, will not be used to except to produce Watches for sale to Tiffany and will be available to Tiffany for purposes of inspection and duplication. With respect to Tooling now or hereafter placed in the hands of one of Vendor's component suppliers, Vendor shall assure that such supplier executes and delivers to Tiffany a written statement acknowledging that such tooling is being held for the exclusive benefit of Tiffany, will not be used except to produce Watches for sale to Tiffany and will be available to Tiffany for purposes of inspection and duplication.

6.5 Tiffany agrees to reimburse the cost for all Tooling acquired by Vendor in connection with the performance of this Agreement. . Before incurring any Tooling cost, Vendor shall provide written notice to Tiffany of the projected cost of such tooling, and shall not proceed to incur such cost until Tiffany has issued its written notice of approval. It shall be Vendor's obligation under this Agreement to create, maintain and otherwise update all drawings necessary for the production of the Watches for the benefit of Tiffany; Vendor shall not receive any additional consideration, other than the Base Price, for the performance of this obligation.

6.6 Tiffany will have access to all Tooling in the possession of Vendor throughout the term of this Agreement for the purpose of assuring backup production capacity and, in connection therewith, shall be entitled to arrange for the duplication of all items of Tooling, at Tiffany's cost and expense, and for the removal of such backup Tooling to its own possession and control.

6.7 With respect to New Watches, except New Watches designed by Tiffany, Vendor warrants that such Watches will be free of Design Defects that become evident within three years of the introduction of such Watches to the consumer, provided that the cost of correcting Design Defects shall be shared on an equal basis by Vendor and Tiffany.

6.8 Vendor warrants and agrees that all Watches sold to Tiffany pursuant to this Agreement shall be produced in compliance with the applicable specifications and in compliance with all applicable laws, regulations, rulings and industry standards, that all goods specified to be constructed of a Precious Metal of a specified degree of purity shall be constructed as so specified and that all goods shall be properly labelled as required by law and industry standards.

6.9 Vendor will provide Tiffany with accurate information concerning the country of origin of all significant Watch components (movement, case and bracelet) and warrants and agrees that the country-of-origin labeling of all Watches purchased shall be accurate and in conformance with all applicable laws and industry standards.

6.10 Vendor warrants and agrees that it has not and will not offer to give to any employee, agent or representative of Tiffany or one of Tiffany's Affiliates any gratuity or gift of more than nominal value with the view towards securing any business or concession from Tiffany or influencing such person with respect to the terms, conditions or performance of any contract with or order from Tiffany.

                                   ARTICLE VII
                                   NEW WATCHES

7.1 Vendor may submit watch designs to Tiffany for consideration and Tiffany may submit watch designs to Vendor for purposes of obtaining a Base Price quotation. In either event, such submission shall be deemed confidential information subject to the provisions of Section 15.5 below.

7.2 Vendor and Tiffany shall cooperate in the development of a procedure for new product development which shall include a schedule for all elements of the product development cycle, a formula for the sharing of product development costs, mutual accountability and capital and unit cost forecasting.

                                  ARTICLE VIII
                                PRIOR AGREEMENTS

8.1 This Agreement supersedes and replaces all prior agreements between Tiffany or any of Tiffany's Affiliates, on the one hand, and Vendor on the other hand, concerning the manufacturing or marketing of watches or the use of the Trademarks.

8.2 Vendor shall deliver to Tiffany and its Affiliates an acknowledgement by DLG Holdings Limited that neither Tiffany nor any of its Affiliates shall have any further obligation to DLG Holdings or any other person under that certain Consulting Agreement dated June 21, 1991, whether as a guarantor or otherwise, it being understood that Vendor will remain liable under such Consulting Agreement to DLG Holdings Limited.

8.3 Vendor shall deliver to Tiffany and its Affiliates an acknowledgement by Hysek Stylings that neither Tiffany nor any of its Affiliates has any further royalty obligations to Hysek Stylings with respect to any watch in any Design Family.

8.4 Vendor shall deliver to Tiffany and its Affiliates an acknowledgement by Jorg Hysek that neither Tiffany nor any of its Affiliates has any further royalty obligations to Mr. Hysek under that certain Design Assignment Agreement dated 24 April 1987.

                                   ARTICLE IX
                               RETAINED COMPONENTS

9.1 Tiffany will arrange for transfer of title to the Retained Components to such of Tiffany's Affiliate in Lussy-sur-Morge.

9.2 Vendor agrees to store the Retained Components at Vendor's risk at Vendor's facility in Lussy-sur-Morge so that the Retained Components shall be at Vendor's immediate disposal. Effective April 1, 1996, Vendor shall keep the Retained Components physically distinct and separate from Vendor's own inventory and materials.

9.3 Vendor agrees to procure and maintain Required Insurance covering the value of the Retained Components and to provide Tiffany with reasonably satisfactory evidence of such insurance whenever requested.

9.4 Vendor agrees to purchase its requirements for components of the type remaining in the inventory of Retained Components from Tiffany's Affiliate until the inventory of Retained Components is exhausted.

9.5 The terms of delivery of Retained Components shall be EX WORKS the facility of Tiffany's Affiliate in Lussy-sur-Morge.

9.6          The price for Retained Components shall be the Retained Component
             Cost.

9.7 The price for Retained Components shall be paid by offset against amounts due for Watches purchased under this Agreement. Amounts offset shall be applied first against amounts due under the Share Purchase Note and then against amounts due as the price for Retained Components.

9.8 In the event of loss or damage to a Retained Component, Vendor will pay Tiffany the price referred to in Section 9.6 above.

9.9 Tiffany or its agents will be permitted access to Vendor's facility during regular business hours for the purpose of taking physical inventories of the Retained Components.

9.10 With each shipment of Watches made, Vendor shall include a list of the Retained and Existing Components incorporated in each Watch delivered together with their respective Retained Component Costs and the Existing Component Costs.

                                    ARTICLE X
                        TERM AND TERMINATION OF AGREEMENT

10.1 Unless sooner terminated as provided below in this Article 10, the term of this Agreement shall expire on January 31, 2006.

10.2 The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute a default under this Agreement allowing the non-defaulting party to (i) terminate this Agreement on written notice; (ii) to pursue other remedies available at law, equity or otherwise under this Agreement; (iii) to terminate the Agreement and pursue such remedies or (iv) if the default is by Vendor, allowing Tiffany to terminate it obligations under Section 2.2 above without terminating the balance of this Agreement:

             10.2.1 Any party shall fail to pay any monies due under this Agreement (or any purchase order) and the same shall not be paid within thirty (30) days after written notice from the party to whom such monies shall be due;

             10.2.2 Any party shall fail or neglect to perform, keep, or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement or in any other agreement, contract or undertaking contemplated under this Agreement) and the same shall not be cured to the other party's satisfaction within thirty (30) days after written notice identifying such event or condition, provided, however, that the breach by Vendor of any single purchase order shall not in itself be a default under this Agreement unless such breach shall materially and substantially prejudice Tiffany;

             10.2.3 The insolvency of any party (for this purpose, "insolvency" shall mean the inability to satisfy its debts as they come due);

             10.2.4 The institution of any proceeding or arrangement by or against any party relating to or in the nature of bankruptcy, insolvency, or an assignment for the benefit of creditors, which proceeding or arrangement is consented to or is not dismissed or discontinued within sixty (60) days after the institution of such proceeding or arrangement;

             10.2.5 The making of any assignment for the benefit of creditors or the appointment of a receiver of or for any party or of or for all or substantially all of the business, assets, or properties of any party; and

             10.2.6 The transfer or attempted transfer by Vendor (or any transaction the effect of which is to transfer) any license, right or privilege granted under the Agreement except as specifically authorized hereunder.

10.3 Termination, cancellation or expiration of the Agreement shall not discharge the obligation of either party to pay monies due under this Agreement nor shall it affect the continued effectiveness of any purchase orders issued by Tiffany and accepted by Vendor under the terms of this Agreement and each party to such purchase order shall remain obligated under such purchase order.

10.4 In the event any party refuses to renew or extend this Agreement, no party shall be entitled to any compensation therefor or as a result thereof. To the extent any provision of applicable law may provide for such compensation, it is hereby expressly waived by all parties. In the event that the employees, agents or servants of either party to this Agreement shall make a claim against the other party in respect of such non-renewal or non-extension, then the party employing such employees, agents or servants shall fully indemnify and hold he other party harmless from such claims.

10.5 Vendor agrees to inform Tiffany promptly in the event of any actual or proposed change of control of Vendor. In the event of a change in control of Vendor which has not been agreed in advance by Tiffany, Tiffany may, at its election, terminate this Agreement effective thirty (30) days following written notice. "Change of control" means a change in Vendor's controlling Affiliate.

                                   ARTICLE XI
                       TRADEMARKS AND DESIGNS FOR WATCHES

11.1 Vendor shall not, by reason of this Agreement, obtain any rights in the Trademarks or in the designs for any Watches. Vendor acknowledges Tiffany's exclusive proprietary rights over the Trademarks and Watch designs and shall not contest such rights.

11.2 Vendor shall not attempt to register or assert any rights in the Trademarks or any of Tiffany's watch designs.

11.3 In execution of purchase orders for Watches placed by Tiffany or its Affiliates with Vendor, Vendor shall be permitted to apply one or more of the Trademarks to Watches produced for sale to Tiffany or one or more of its Affiliates, as directed by Tiffany.

11.4 On the expiration or termination of this Agreement, Vendor shall offer to sell all Watches and any components bearing any of the Trademarks remaining in its inventory to Tiffany. In the event Tiffany declines to purchase any of such Watches or components, Vendor shall remove the Trademarks from such Watches and components before selling or otherwise disposing of such Watches and/or components.

                                   ARTICLE XII
                             TRANSPORTATION SERVICES

12.1         Vendor will provide to Tiffany and its Affiliates Transportation
             Services.

12.2 All Transportation Services shall be performed by Vendor on behalf of Tiffany or Tiffany's Affiliate. Performance of Transportation Services will not affect the terms of Section 3.2 above.

12.3 Tiffany or its Affiliate will promptly reimburse Vendor for all out-of-pocket expenses incurred by Vendor in the performance of Transportation Services. It is understood that Transportation Services will be performed by Vendor's own employees and not through third-party service providers.

12.4 Vendor will be paid a per-Watch-shipped fee for providing Transportation Services, such fee to be payable by Tiffany monthly for watches shipped in the prior month. Such fee shall be determined retroactively on the basis of the aggregate number of Watches shipped during the prior Fiscal Year as follows:

             Watches Shipped in Prior Fiscal Year             Fee Per Watch Shipped
             ------------------------------------             ---------------------
             24,000 or less                                            SF 9.75

             in excess of 24,000                                       a lower fee to be negotiated
                                                                       between the parties in good faith
                                                                       based upon per shipment cost
                                                                       savings incurred due to higher
                                                                       shipment volume


             Notwithstanding the foregoing, throughout Fiscal 1995 and 1996, Tiffany will be charged SF 9.75 per Watch shipped.

12.5 Tiffany may elect to terminate Vendor's obligation to provide Transportation Services by giving written notice to Vendor at least three months in advance of the effective date of such termination. Such termination will not effect either party's remaining obligations under this Agreement.

                                  ARTICLE XIII
                                      LEASE

13.1 Tiffany will arrange that its Affiliate lease from Vendor, and Vendor agrees to lease, approximately 40 square meters of space for showroom and office purposes in the same building in Lussy-sur-Morges housing Vendor's production facilities. Such lease will be at market rental rates and shall be coterminous with the term of this Agreement. Vendor will provide all necessary building services in connection with such lease, including cleaning, heat and electricity. Vendor will assume the costs of constructing such necessary walls and doorways so that such space is self-contained and secured apart from Vendor's operations in said building, and Tiffany will assume the cost of fixturing (including any necessary secure storage facilities), furnishing and decorating such space. Such lease shall be documented through a separate, written lease agreement which will supersede this Section 13.1.

                                   ARTICLE XIV
                          PARTS AND AFTER-SALES SERVICE

14.1 Vendor shall maintain a complete inventory of Parts in Lussy-sur-Morge sufficient to satisfy the on-going requirements of Watch purchasers throughout the world.

14.2 Parts shall be available for purchase by Tiffany and its Affiliates at Adjusted Base Cost plus 48% .

14.3 Parts shall be available for purchase by persons other than Tiffany and its Affiliates at Adjusted Base Cost plus 58%.

14.4 Included in the price for Parts are all shipping and handling fees necessary to deliver the Parts to the customer.

14.5 Vendor shall provide warranty and non-warranty repair service for Watches at its facility in Lussy-sur-Morge for Tiffany, its Affiliates and other persons, including non-Affiliated members of Tiffany's worldwide distribution network. Except for services which Vendor is obligated to provided under Article VI above, Vendor shall be entitled to charge reasonable fees for such services. Vendor will regularly publish its schedule of service charges for Watch repairs.

                                   ARTICLE XV
                                  MISCELLANEOUS

15.1 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified orally, but only by writing signed by each of the parties hereto.

15.2 Except as otherwise expressly provided herein or by law, the failure of either party hereto to enforce at any time any term, provision or condition of this Agreement, or to exercise any right or option herein, shall not operate as a waiver thereof, nor shall any single or partial exercise preclude any other right or option herein; and except as otherwise expressly provided herein, no waiver whatsoever shall be valid unless in writing, signed by the waiving party, and only to the extent therein set forth.

15.3 Subject to the limitations contained in this Agreement on permitted assigns, this Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, administrators, executors, successors and assigns. Any assignment or delegation in violation of this Section 14.3 or Section 14.4 shall be null and void and of no effect. Neither Tiffany nor Vendor may assign all or any part of its respective rights under this Agreement or delegate all or any part of its respective obligations under this Agreement, except to the following permitted transferees and provided that such permitted transferee, prior to such assignment or delegation, shall agree to be bound by the terms and conditions of this Agreement (and, accordingly, enjoy the rights and be subject to the obligations of the transferor hereunder): Tiffany (and any transferee permitted under clauses (i) (ii) or (iii) below) may assign this Agreement and its rights and interests hereunder or any part hereof to (i) a transferee of all or substantially all of its business and assets, or (ii) a successor of its business by way of merger, consolidation or other business combination or (iii) to a purchaser of all or substantially all of the assets necessary to carry on its business, provided, in each of instances (i) through
             (iii) above, that such assignee is, following such assignment, legally entitled to sell watches under the TIFFANY & CO. trademark to the same extent that Tiffany was so entitled at the time of such assignment or (iv) to any one of its Affiliates; and Vendor (and any transferee permitted below) may assign this Agreement and its rights and interests hereunder or any part hereto to any of its Affiliates. No assignment, whether permitted or not, shall relieve the assigning party of any liability under this Agreement.

15.4 Notwithstanding Section 15.3 above, it is understood that Tiffany may permit any one or more of its Affiliates to purchase Watches from Vendor pursuant to the terms of this Agreement and any reference to Tiffany in this Agreement shall be deemed to be a reference to Tiffany's Affiliate where the context so requires. Tiffany shall remain responsible as guarantor of its Affiliate's obligations under any purchase order.

15.5 Neither Vendor nor Tiffany shall, at any time during the term of this Agreement or thereafter, disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired confidential business information and data relating to the business of the other, except to the extent such information is or has become publicly available through no act or failure of such party or as required by competent governmental authority. Neither party shall disclose to the press or to any other third party the nature of this Agreement, its existence or contents unless such press release or disclosure is approved in writing by the other, or unless such disclosure is required by applicable law or the requirements of any securities exchange upon which the securities of Tiffany's ultimate parent corporation are listed.

15.6 If any provision or any portion of any provision of this Agreement shall be construed to be illegal, invalid, or unenforceable, such shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein, but all other provisions of this Agreement and the remaining portion of any provision which is legal, valid and enforceable shall continue in full force and effect.

15.7 The headings of the Articles of this Agreement are for convenience only and do not limit or affect the terms or conditions of this Agreement.

15.8 Any disputes arising with respect to, or in connection with, this Agreement shall be finally decided by one or more arbitrators in accordance with the Rules of Arbitration of the Chamber of Commerce and Industry of Geneva. Such arbitration shall be conducted in the English language. The place of arbitration shall be Geneva, Switzerland.

15.9 Each of the parties hereto agrees to execute, acknowledge and deliver all such further instruments and assurances, and to take all such further actions, consistent with the terms of this Agreement, as shall be necessary or desirable to carry out this Agreement, and to consummate and effect the transaction contemplated hereby.

15.10 The parties hereto agree that any and all performance hereunder, breach hereof, or dispute arising in connection herewith shall be interpreted governed and construed pursuant to the laws of Switzerland without regard to principles of conflicts of law.

15.11 Except as otherwise provided herein, any notice necessary or desirable under this Agreement all be in writing, and shall be deemed to have been validly served, given or delivered ten (10) days following posting by registered airmail, with proper postage prepaid, and addressed to the party to be notified as follows:

             (i)  If to Tiffany, at:

             Tiffany and Company
             727 Fifth Avenue
             New York, NY  10022
             Attn:  General Counsel

             (ii)  If to Vendor, at:

             T WATCH & CO. SA
             1133 Lussy-sur-Morges
             Switzerland

             Notices, other than notices under Article X and Sections 14.3, 14.8 or 4.9 above, may also be given by facsimile transmission to the following facsimile numbers, effective on transmission:

             (iii)   If to Tiffany: 1-212-605-4177  Attn: Watch Buying Office

             (iv)    If to Vendor: 41-21-803-1540 Attn: Jean Jacque Besson.

             Either party may change its address or facsimile number for purposes of this Section by notice given as provided by posted notice, as provided above.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first indicated above.


  /s/                                                   /s/
- -----------------------------                          -------------------------
        Tiffany & Co.                                            TWF SA

 /s/                                                    /s/
- ----------------------------                           -------------------------
Tiffany & Co. Watch Center S.A.                               T Watch & Co. SA